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NORTH VALLEY BANCORP ANNOUNCES NEW STOCK REPURCHASE PROGRAM

July 19, 2001 - REDDING, CA - Mike Cushman, President and CEO of North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $559 million in assets, today announced that the Board of Directors has authorized a second common stock repurchase program. The program calls for the repurchase of up to 8% of the Company's outstanding shares, or approximately 433,000 shares, based on the 5,423,980 shares outstanding as of June 30, 2001.

         The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this program will be retired. The number, price and timing of the repurchases shall be at the Company's sole discretion and the program may be re-evaluated depending on market conditions, liquidity needs or other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time without notice.

         On May 31, 2001, the Company announced a stock repurchase plan that called for the repurchase of up to 7% of the Company's outstanding common stock. As indicated in the Company's earnings release dated July 18, 2001, the Company was successful in repurchasing 408,000 shares in the open market for total consideration of $6.0 million.

         The Company has authorized this repurchase because the Board of Directors believes that this is an excellent use of the Company's excess capital. "Based on our current growth projections and our capital levels, the Company has ample capital not only for internally generated growth but for this stock repurchase as well," stated Mr. Cushman. "This will allow for greater earnings per share and higher returns on equity and is an excellent way to provide better returns to our shareholders."

         North Valley Bancorp, the parent company of North Valley Bank and Six Rivers National Bank operates eighteen full-service branch offices in five counties of Northern California. The Company's subsidiary banks offer a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. North Valley Bank has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.

CAUTIONARY STATEMENT: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; and (f) possible shortages of gas and electricity at utility companies operating in the State of California. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman
President & Chief Executive Officer           or

Edward J. Czajka
Senior Vice President & Chief Financial Officer
(530) 226-2900    Fax: (530) 221-4877

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